Exhibit 10.3

AETHLON MEDICAL, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

for

JAMES B. FRAKES

This Executive Employment Agreement (this “Agreement”) is made and entered into as of December 12, 2018 (the “Effective Date”), by and between James B. Frakes (“Employee”) and Aethlon Medical, Inc. (the “Company”).

1.                  Employment by the Company.

1.1              Position. Employee shall serve as the Company’s Chief Financial Officer and Senior Vice President - Finance, reporting to the Company’s Board of Directors (the “Board”) and the Chief Executive Officer. During the term of Employee’s employment with the Company, Employee will devote Employee’s best efforts and substantially all of Employee’s business time and attention to the business of the Company, except for as permitted in Section 7.1 below and except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2              Duties and Location. Employee shall perform such duties as are customarily associated with the position of Chief Financial Officer and Senior Vice President - Finance and such other duties as are assigned to Employee by the Company. Employee’s primary office location shall be the Company’s office in San Diego, California. Subject to the terms of this Agreement, the Company reserves the right to (i) reasonably require Employee to perform Employee’s duties at places other than Employee’s primary office location from time to time and to require reasonable business travel, and (ii) modify Employee’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

1.3              Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.                  Compensation.

2.1              Base Salary. For services to be rendered hereunder, Employee shall receive a base salary at the rate of $260,000 per year, less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2              Annual Bonus. Employee will be eligible for an annual discretionary bonus (the “Annual Bonus”). Whether Employee receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined in the discretion of the Board (or the Compensation Committee thereof), based upon the Company’s and Employee’s achievement of objectives and milestones to be determined on an annual basis by the Board (or Compensation Committee thereof). No Annual Bonus is guaranteed and, in addition to the other conditions for earning such compensation, Employee must remain an employee in good standing of the Company on the scheduled Annual Bonus payment date in order to be eligible for any Annual Bonus.

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3.                  Standard Company Benefits. Employee shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its employees from time to time, including health insurance for Employee and eligible dependents. Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies and may be changed by the Company in its discretion.

4.                  Expenses. The Company will reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in furtherance or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5.                  Equity. Any stock, stock options, or other equity awards that Employee has previously been granted by the Company shall continue to be governed in all respects by the terms of the applicable grant agreements, grant notices, and plan documents.

6.                  Confidential Information Obligations.

6.1              Confidential Information Agreement. As a condition of employment, Employee shall execute and abide by the Company’s standard form of Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”).

6.2              Third-Party Agreements and Information. Employee represents and warrants that Employee’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Employee will perform Employee’s duties to the Company without violating any such agreement. Employee represents and warrants that Employee does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Employee’s employment by the Company, except as expressly authorized by that third party. During Employee’s employment by the Company, Employee will use in the performance of Employee’s duties only information that is generally known and used by persons with training and experience comparable to Employee’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Employee in the course of Employee’s work for the Company.

7.                  Outside Activities and Non-Competition During Employment.

7.1              Outside Activities. During Employee’s employment with the Company, Employee may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Employee’s duties hereunder or present a conflict of interest with the Company or its affiliates. Subject to the restrictions set forth herein, and only with prior written disclosure to and consent of the Board, Employee may engage in other types of business or public activities. The Board may rescind such consent, if the Board determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s or its affiliates’ business interests or conflict with Employee’s duties to the Company or its affiliates.

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7.2              Non-Competition During Employment. During Employee’s employment with the Company, Employee will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint ventures, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. In addition, Employee will be subject to certain restrictions (including restrictions continuing after Employee’s employment ends) under the terms of the Confidential Information Agreement.

8.                  Termination of Employment; Severance Benefits.

8.1              At-Will Employment. Employee’s employment relationship is at-will. Either Employee or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice.

8.2              Termination Without Cause or Resignation for Good Reason. In the event Employee’s employment with the Company is terminated by the Company without Cause (and other than as a result of Employee’s death or disability) or Employee resigns for Good Reason, then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Employee satisfies the Release Requirement in Section 9 below, and remains in compliance with the terms of this Agreement and the Confidential Information Agreement, the Company shall provide Employee with the following “Severance Benefits”:

8.2.1       Severance Payments. Severance pay in the form of continuation of Employee’s final monthly base salary for a period of twelve (12) months following termination, subject to required payroll deductions and tax withholdings (the “Severance Payments”). Subject to Section 10 below, the Severance Payments shall be made on the Company’s regular payroll schedule in effect following Employee’s termination date; provided, however that any such payments that are otherwise scheduled to be made prior to the Release Effective Date (as defined below) shall instead accrue and be made on the first regular payroll date following the Release Effective Date. For such purposes, Employee’s final base salary will be calculated prior to giving effect to any reduction in base salary that would give rise to Employee’s right to resign for Good Reason.

8.2.2       Health Care Continuation Coverage Payments.

(i)       COBRA Premiums. If Employee timely elects continued coverage under COBRA, the Company will pay Employee’s COBRA premiums to continue Employee’s coverage (including coverage for Employee’s eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on the termination date and ending twelve (12) months after the termination date (the “COBRA Premium Period”); provided, however, that the Company’s provision of such COBRA Premium benefits will immediately cease if during the COBRA Premium Period Employee becomes eligible for group health insurance coverage through a new employer or Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Employee becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Employee must immediately notify the Company of such event.

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(ii)       Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Employee or Employee’s dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Employee, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for Employee’s eligible dependents), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. Employee may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums or toward premium costs under an individual health plan.

8.3       Termination for Cause; Resignation Without Good Reason; Death or Disability. Employee will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits listed in Section 8.2 above, if the Company terminates Employee’s employment for Cause, Employee resigns Employee’s employment without Good Reason, or Employee’s employment terminates due to Employee’s death or disability.

9.                  Conditions to Receipt of Severance Benefits. To be eligible for the Severance Benefits pursuant to Section 8.2 above, Employee must satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims in a termination agreement acceptable to the Company (the “Release”) within the applicable deadline set forth therein, but in no event later than forty-five (45) calendar days following Employee’s termination date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”). No Severance Benefits will be paid hereunder prior to the Release Effective Date. Accordingly, if Employee breaches the preceding sentence and/or refuses to sign and deliver to the Company an executed Release or signs and delivers to the Company the Release but exercises Employee’s right, if any, under applicable law to revoke the Release (or any portion thereof), then Employee will not be entitled to any severance, payment or benefit under this Agreement.

10.              Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Employee prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of Employee’s Separation from Service with the Company, (ii) the date of Employee’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Employee, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the Company determines that any severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the sixtieth (60th) date following the Separation From Service, regardless of when the Release actually becomes effective. In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for Employee to execute (and not revoke) the applicable Release spans two calendar years, payment of the applicable severance benefits shall not commence until the beginning of the second calendar year. To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment.

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11.              Definitions.

11.1          Cause. For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (i) Employee’s conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude; (ii) Employee’s willful and continued failure or refusal to follow lawful and reasonable instructions of the Board and/or the Company or lawful and reasonable policies and regulations of the Company or its affiliates; (iii) Employee’s willful and continued failure to faithfully and diligently perform the assigned duties of Employee’s employment with the Company or its affiliates; (iv) unprofessional, unethical, immoral or fraudulent conduct by Employee; (v) conduct by Employee that materially discredits the Company or any affiliate or is materially detrimental to the reputation, character and standing of the Company or any affiliate; or (vi) Employee’s material breach of this Agreement, the Confidential Information Agreement, or any applicable Company policies. An event described in Section 11.1(ii) through Section 11.1(vi) herein shall not be treated as “Cause” until after Employee has been given written notice of such event, failure, conduct or breach and Employee fails to cure such event, failure, conduct or breach within 30 calendar days from such written notice; provided, however, that such 30-day cure period shall not be required if the event, failure, conduct or breach is incapable of being cured.

11.2          Good Reason. For purposes of this Agreement, Employee shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Employee’s prior written consent: (i) a material reduction in Employee’s base salary, unless pursuant to a salary reduction program applicable generally to the Company’s senior executives of not more than 10%; (ii) a material reduction in Employee’s duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) or reporting line shall not be deemed a “material reduction” in and of itself unless Employee’s new duties are materially reduced from the prior duties; or (iii) relocation of Employee’s principal place of employment to a place that increases Employee’s one-way commute by more than twenty-five (25) miles as compared to Employee’s then-current principal place of employment immediately prior to such relocation. In order for Employee to resign for Good Reason, each of the following requirements must be met: (iv) Employee must provide written notice to the Board within 30 calendar days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Employee’s resignation, (v) Employee must allow the Company at least 30 calendar days from receipt of such written notice to cure such event, (vi) such event is not reasonably cured by the Company within such 30 calendar day period (the “Cure Period”), and (vii) Employee must resign from all positions Employee then holds with the Company not later than 30 calendar days after the expiration of the Cure Period.

12.       Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Employee’s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Employee’s employment with the Company, or the termination of Employee’s employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Diego, California by JAMS, Inc. (“JAMS”) or its successors before a single arbitrator, under JAMS’ then applicable rules and procedures for employment disputes (which will be provided to Employee upon request); provided that the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Employee and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. Both Employee and the Company acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company shall pay all filing fees in excess of those that would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fee and any other fees or costs unique to arbitration. Nothing in this Agreement is intended to prevent either the Company or Employee from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

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13.       General Provisions.

13.1       Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Employee at the address as listed on the Company payroll.

13.2       Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.

13.3       Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13.4       Complete Agreement. This Agreement, together with the Confidential Information Agreement, constitutes the entire agreement between Employee and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Employee’s agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes, extinguishes, and replaces in their entirety all other or prior agreements, whether oral or written, with respect to Employee’s employment compensation, benefits, and terms with the Company or its affiliates or predecessors. It cannot be modified or amended except in a writing signed by a duly authorized member of the Board, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

13.5       Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

13.6       Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

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13.7       Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any of Employee’s duties hereunder and Employee may not assign any of Employee’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

13.8       Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Employee acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Employee has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to this Agreement.

13.9       Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

[Signature Page to Follow]

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In Witness Whereof, the Parties have executed this Agreement to become effective as of the Effective Date written above.

AETHLON MEDICAL, INC.

By:
Print Name:
Title:

EMPLOYEE

Signature:
James B. Frakes

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